Exhibit 4.12

Entrusted Loan Agreement

Serial No.: 2012 Wei Dai Zi No. 036

Entrustor: Beijing Xueda Information Technology Co., Ltd.

Address: Room 9506-9508, Building 3, Area 1, 19 Xinjiekouwai Avenue, Haidian District, Beijing

Legal Representative: Li Rubin

Telephone: 64278899

Entrustee: Bank of Beijing Co., Ltd., Shuangyushu Sub-branch

Address: Jia 22 Shuangyushu Dongli, Haidian District, Beijing

Manager: Wang Yi

Telephone: 82116611

Borrower: Beijing Lebai Education Consulting Co., Ltd.

Address: 4-02, 4-09, 4-10 and 4-15, Floor 4, Building 4, 6 Futongdong Avenue, Wangjing, Chaoyang District, Beijing

Legal Representative: Wu Guanqun

Telephone: 64279166

In order to fully and effectively utilize its fund, the Entrustee accepts the Entrustor’s entrust to extend a loan to the Borrower. In accordance with the relevant laws and regulations, through amicable negotiation, the Entrustor, the Entrustee and the Borrower hereby agree as follows:

Article 1 The Entrustor uses its own fund (see Article 2 herein) in the account (see Article 2 herein) established with the Entrustee as the principal of the loan and entrusts the Entrustee to extend the loan to the Borrower in accordance with this Agreement.

Article 2 As agreed upon by the Entrustor and the Borrower through negotiation, the details of the entrusted loan under this Agreement are as follows:

1.              The Entrustor’s settlement account:

Account name: Beijing Xueda Information Technology Co., Ltd.

Account No.: 01090321000120109617065

Bank: Bank of Beijing, Shuangyushu Sub-branch

2.              The total amount of the loan principal:

(Currency) Renminbi  (Amount) twenty million

3.              The term of the entrusted loan

The term is 6 months, from May 4, 2012 to November 4, 2012, starting from the date on which the loan is extended to the Borrower’s account (if extended by installments, the date on which the first installment is extended). In case of any delay, the foregoing starting date and expiry date shall be adjusted accordingly.

4.              The interest rate and interest bearing:

(i)                     The contractual interest rate is 10% per annum;

(ii)                  The contractual interest rate is a fixed rate and will not be adjusted according to adjustment of base interest rate;

(iii)             If the Borrower fails to repay the principal or the interest of the loan as set out in this Agreement, the penalty interest shall be charged at a rate that is 50% higher than the contractual interest rate with respect to the overdue repayment; if the Borrower fails to use the loan as set out in this Agreement, the penalty interest shall be charged at a rate that is 100% higher than the contractual interest rate with respect to the misappropriated loan principal; and

(iv)     The detailed interest bearing shall be implemented in light of the Entrustee’s self-loan.

5.              Extending schedule:

On May 4, 2012, to extend twenty million. If the extended amount and the date under this Agreement is not consistent with those stated in the Entrustor’s written notice for extending the loan, the Entrustor’s written notice shall prevail.

6.              The Entrustor guarantees that it will deposit the fund of extendable loan into the account designated in Article 2.1 at least one working day prior to the scheduled date of extending the loan and irrevocably authorizes the Entrustee to transfer the fund of extendable loan to the dedicated account established internally by the Entrustee on the extending date or one working day prior to the extending date (no interest bearing during the fund’s stay in such account) and to extend the entrusted loan to the Borrower’s account on the extending date as set out in Article 2.7. If the amount the Entrustor deposits is not sufficient or the fund available is not sufficient resulting from payment suspension, freezing or amount deduction, the Entrustee shall not be obligated to advance the deficient amount or to extend the loan. The Entrustor shall assume the liability for the Borrower’s failure to timely receive the fund accordingly (other than due to the Borrower’s fault).

7.              The account for the Borrower’s receipt of the entrusted loan:

Account name: Beijing Lebai Education Consulting Co., Ltd.

Account No.: 0090321000120109637149

Bank: Bank of Beijing, Shuangyushu Sub-branch

8.              Usage of entrusted loan:

The entrusted loan extended under this Agreement shall be used by the Borrower for the purpose of making up working capital. The Entrustor and the Borrower guarantee that the usage of the loan mentioned above complies with the relevant laws and regulations, decrees and regulatory requirements.

9.              Repayment of entrusted loan:

(i)                                   The principal of the entrusted loan shall be repaid in one lump sum, together with the interest;

(ii)                                The interest of the entrusted loan shall be repaid in one lump sum, together with the principal;

(iii)                             The Borrower shall repay the principal and the interest of the entrusted loan through the Entrustee. The Borrower hereby irrevocably authorizes the Entrustee to deduct the due and repayable amount in the account the Borrower establishes with the Entrustee (or other branch or office of Bank of Beijing) at any time on the repayment date or thereafter and the Entrustee shall pay such amount into the Entrustor’s account on the deduction date or the next working day (the Entrustee shall be entitled to deduct any overdue amount payable to the Entrustee from such amount). If the balance in the Borrower’s account is not sufficient or the fund available is not sufficient resulting from payment suspension, freezing or amount deduction, the Entrustee shall not be obligated to advance the deficient amount. The Borrower shall assume the liability for the Entrustor’s failure to timely recover the principal and interest of the loan accordingly.

10.       Taxes and Fees:

(i)                                     The Entrustee will charge the commission of the entrusted loan at the rate of 3% per annum (sixty thousand Renminbi only in total) for the total principal amount and the total term of the entrusted loan under this Agreement. The Borrower shall pay such commission to the Entrustee prior to extending the loan to the Borrower’s account (if extended by installment, the first installment). The Borrower hereby irrevocably authorizes the Entrustee to deduct the commission from the account the Borrower establishes with the Entrustee (or other office or branch of Bank of Beijing);

(ii)                                  The stamp duty under this Agreement shall be borne by the Entrustor;

(iii)                               Prior to the Entrustor’s payment of the stamp duty and provision of the certificate of tax payment, as well as the Entrustee’s receipt of the commission in full as scheduled, the Entrustee shall not be obligated to perform any obligations under this Agreement. Any resulting consequences and losses shall be borne by the defaulting party.

(iv)                              In case the Borrower defaults in repayment or otherwise breaches this Agreement, and the Entrustor requests in writing that the Entrustee to bring a lawsuit, arbitration or enforcement proceedings against the Borrower or its guarantor (or the Entrustor brings the same against the Entrustee as defendant or the third party), or the Entrustor brings the same legal proceedings against the Borrower or its guarantor and the Entrustee is required to participate in such proceedings, the court costs, searching fees, appraisal fees, assessment and auction fees charged by the relevant judicial, arbitral and administrative authorities or independent intermediary agencies and incurred by the Entrustee accordingly, and travel and accommodation costs and expenses, communication costs and attorney fees shall be borne by the Entrustor and paid in advance to the Entrustee. Furthermore, the Entrustor shall pay the Entrustee 50% of the commission in one lump sum as set out in item (i) above as additional commission; After the Entrustor’s payment of the fees, costs and expenses as well as the additional commission fees described above, it shall be entitled to recover the same from the Borrower. The Borrower shall compensate the same in full and further pay the penalty interest at the overdue penalty rate as set out in Article 2.4.(iii) from the repayment date to the date on which the Borrower actually makes compensation.

11.       Loan guarantee

The guarantee of the loan under this Agreement shall be otherwise determined through negotiation between the Entrustor and the Borrower.

Article 3 The party, usage, amount, term, interest rate, guarantee arrangement of the entrusted loan under this Agreement shall be determined by the Entrustor; The Entrustee shall only be responsible for setting up the loan and issuing the overdue collection notice to the Borrower in case of repayment default and shall not assume any form of risk associated with the loan, assure any gains or secure any losses occurred to the loan.  [emphasis added]

The Entrustor represents and warrants that the entrusting act is the Entrustor’s independent act and has already obtained necessary internal approval and authorization. The Entrustor and the Borrower maintain legal status. The entrusted fund comes from lawful sources and may be disposed at the Entrustor’s own discretion.

Article 4 During the period the entrusted loan is maintained in the entrusted loan account, the Entrustor shall not demand return or withdrawal for use; after the loan is extended and before the Borrower repay the loan to the Entrustee, the Entrustor shall not demand the Entrustee to advance the outstanding principal, its interest or other amounts.

Article 5 The Borrower will use the revenue generated from its ordinary course of business to repay the principal and the interest of the loan. The Borrower guarantees the source of the fund for repayment is legal and valid.

Article 6 The Borrower hereby warrants and covenants, prior to its full satisfaction of the obligations under this Agreement:

(i)                                   The Borrower has full civil rights and civil capacity, and has the capacity and power to enter into and perform this Agreement. The Borrower complies with the requirements for the borrowing entity to the entrusted loan under the relevant laws and regulations, decrees and by the regulatory authorities, and has already obtained all necessary external and internal approval and authorization;

(ii)                                The Borrower has already truly and fully presented its basic information and financial conditions to the Entrustor and the Entrustee. The Borrower will use the loan for the purpose as set out in its application and this Agreement and may not use the loan for any purpose that is not allowed under the relevant laws and regulations, decrees and by the regulatory authorities, and may not use the entrusted loan for any illegal transactions;

(iii)                             The Borrower shall timely provide the Entrustor and the Entrustee with its annual and semi-annual financial statements, as well as explanation of any circumstances which may have material effect on its solvency. Both the Entrustor and the Entrustee shall be entitled to separately or jointly inspect the status of the usage of the loan and the Borrower’s financial conditions. The Borrower shall provide the relevant information and materials upon the request of the Entrustor or the Entrustee;

(iv)                              If the Borrower’s contact address changes, it shall forthwith notify the Entrustor and the Entrustee of the changed address;

(v)                               Without the formal and explicit written consents of the Entrustor and the Entrustee, the Borrower shall not assign, transfer possession of, lease, contract, mandate the assets or any other material assets or interests purchased by making use of the entrusted loan fund under this Agreement, or create security or trust on such assets or interests or dispose of the same in any manner;

(vi)                            If any guaranty is provided for this Agreement and if the Borrower fully understands, agrees and accepts the relevant guaranty terms, based on the relevant security terms and the security documents, the terms and conditions and the contents of the guaranty document provided to the Entrustor or the Entrustee is legal and valid;

(vii)                         In case of any event which has or may have an adverse effect on the  Borrower’s ability to perform the obligations under this Agreement or any fact which impairs or may impair the interests of the Entrustor or the Entrusee under this Agreement, the Borrower shall take effective remedial measures and notify the Entrustor and the Entrustee without any delay.

Article 7 The Borrower’s failure to repay the outstanding amount as set out in this Agreement or failure to perform the warranties, guarantees, obligations or duties will constitute breach of this Agreement. The Entrustor or the Entrustee shall be entitled to all sorts of remedies, including demanding repayment of loan before maturity, claim for compensation and enforcement of guarantee. If the measures to be taken as stated in the Entrustor’s written notice is not consistent with those decided by the Entrustee, upon receipt of such notice, subject to Article 2.10.(iii) and (iv), the Entrustee shall act pursuant to the Entrustor’s legal request.

If the Entrustee fails to timely extend the loan while the conditions for extending the loan as set out in this Agreement have been satisfied, it shall assume the interest of the loan during the delay of extending the loan to the Entrustor and pay

30% of the amount of such interest as penalty to the Borrower, the above provision is the full liability to be assumed by the Entrustee under the above circumstances. [emphasis added] After the amount owed by the Entrustor to the Entrustee is deducted from the amount collected by the Entrustee, if there is still balance, but the Entrustee breaches this Agreement and does not timely transfer to the Entrustor, the Entrustee shall pay the penalty interest at the overdue penalty rate set out in Article 2.4.(iii) during the period from the transferable date to the actual transfer date, provided that, any failure to timely transfer due to the enforcement measures taken by the judicial or administrative authorities or due to the Entrustor’s reason does not constitute the Entrustee’s breach, the Entrustee does not assume any liability for breach.

If the Entrustor fails to timely deposit the fund in full or fails to timely and correctly notify the Entrustee in writing to extend the loan while the conditions set out in this Agreement have been satisfied, it shall assume the liability for breach, shall not charge the interest of the loan during the delay of extending the loan and shall pay 30% of such interest as penalty to the Borrower, the above provision is the full liability to be assumed by the Entrustor under the above circumstances. [emphasis added] If the Entrustor commits other breaches, it shall assume the relevant liability according to law.

If one party which shall pay the commission to the Entrustee fails to timely pay, it shall pay additional overdue fine at the overdue penalty rate as set out in Article 2.4.(iii) during the period from the payable date to the actual payment date.

Article 8 If the term of the entrusted loan is required to extend, the Entrustee shall, based on the written extension application of the Entrustor and the Borrower, enter into entrusted loan extension agreements and extend the term of the entrusted loan accordingly.

Article 9 Other items agreed upon by the Entrustor, the Entrustee and the Borrower: N/A.

Article 10 Any dispute among the parties hereto arising out of or in connection with this Agreement shall be first settled through amicable negotiation; If no agreement is reached through negotiation, the dispute shall be submitted to the People’s court where the Entrustee is located.

Article 11 This Agreement is entered into by and among the Entrustor, the Entrustee and the Borrower on May 4, 2012 at the place where the Entrustee is located. This Agreement shall come into force after it is signed and sealed by the Entrustor and the Borrower, sealed with the Entrustee’s official chop and signed and sealed by its manager or authorized representative. This Agreement comes in three originals. The Entrustor, the Entrustee and the Borrower will respectively hold one original with the same legal effect.

Article 12 The Entrustor and the Borrower hereby acknowledge; it has already read the complete terms and conditions and the contents of this Agreement and the Bank of Beijing has made detailed explanation and clarifications to it with respect to the complete terms and conditions and the contents of this Agreement. The parties have no doubt, controversy or conflict with respect to the complete terms and conditions and the contents of this Agreement and have clear and accurate understanding of their rights, obligations and duties, and the legal implication of the terms and conditions.

The Entrustor in particular acknowledges: The Entrustor shall assume the risk of the entrusted loan. The Entrustee will not assume any form of risk associated with the loan, guarantee the gains, or secure no losses of the loan.

Entrustor:	Borrower:

/s/Li Rubin	/s/Wu Guanqun
Legal representative or authorized	Legal representative or authorized
representative: Li Rubin	representative: Wu Guanqun

Entrustee:

/s/Wang Yi
Manager or authorized
representative: Wang Yi